Exhibit 10.68

Deltek
13880 Dulles Corner Lane
Herndon, VA 20171-4600

703,734.8606
800.456.2009
703.734.0346 FAX

April 7, 2007

Kevin Parker

7518 Clifton Road

Clifton, VA 20124

Dear Kevin,

As you are aware, Deltek, Inc. (the “Company”) has decided to amend your employment agreement and to modify the Company’s Change in Control provisions so that you are treated appropriately. Accordingly, your Employment Agreement, dated June 16, 2005, between the Company and you (the “Employment Agreement”), is hereby amended as follows:

1. Section 1.1 of the Employment Agreement is deleted in its entirety and is replaced with the following:

“1.1 Term. Subject to Section 4 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on June 27, 2005 (the “Effective Date”) and ending on the fourth anniversary of the Effective Date (the “Initial Term”); provided, however, that the period of the Executive’s employment pursuant to this Employment Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either party hereto provides the other party hereto with written notice that such period shall not be so extended at least 6 months in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”). Each additional one-year Renewal Term shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Term, as applicable, as of the first day after the last date on which notice may be given pursuant to the preceding sentence.”

2. Section 2.1 of the Employment Agreement is deleted in its entirety and is replaced with the following:

“2.1 Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive an annual base salary as provided in this Section 2.1 (the “Base Salary”). For the period beginning on April 1, 2007 and ending on March 31, 2008, the Company shall pay the Executive a Base Salary at an annual rate of $490,000. For any period beginning after March 31, 2008 during the Term, the Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased above $490,000 but may not be decreased. The Base Salary shall be paid to the Executive in accordance with the Company’s standard payroll policies but not less frequently than in monthly increments.”

3. Paragraph (a) of Section 2.2 of the Employment Agreement is deleted in its entirety and is replaced with the following:

“(a) For the period beginning on April 1, 2007 and ending on March 31, 2008, and for any period beginning after March 31, 2008, the Executive shall receive an annual bonus of not less than 90% of the Base Salary then in effect (the “Target Bonus”) if the Company meets performance targets for such fiscal year as established by the Board. The Company and the Executive shall negotiate appropriate Target Bonus amounts for lesser performance in respect of each of such fiscal years at the time that the financial targets are set. The Executive shall be entitled to additional bonuses, in the Board’s discretion, upon the achievement of other Company and individual performance goals established by the Board.”

4. Paragraph (x) of Section 4.2 of the Employment Agreement is deleted in its entirety and is replaced with the following:

“(x) a severance payment (the “Salary Continuation Severance Payment”) in an amount equal to the Base Salary in effect at the time of such termination of employment for 24 months following termination of employment (provided, that if the Executive’s termination is by reason of his death or Permanent Disability, the Executive shall be entitled to receive a severance payment in an amount equal to the Base Salary in effect at the time of such termination for 12 months following such termination) (the period in respect of which the Executive is entitled to receive Salary Continuation Severance Payment, the “Severance Payment Period”);”

5. Paragraph (y) of Section 4.2 of the Employment Agreement is deleted in its entirety and is replaced with the following:

“(y) an additional severance payment (the “Bonus Award Severance Payment”) in an amount equal to 200% of your Target Bonus for the fiscal year of the Company in which the termination occurs; and”

6. The first full paragraph following paragraph (z) of Section 4.2 of the Employment Agreement is deleted in its entirety and is replaced with the following:

“The Salary Continuation Severance Payment shall be paid in substantially equal installments over the Severance Payment Period in accordance with the Company’s standard payroll practices with respect to active employees but not less frequently than monthly. The Bonus Award Severance Payment shall be paid in a lump sum within 30 days following the date of termination. Notwithstanding the preceding two sentences, if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would cause the imposition of an excise tax on the salary continuation severance payment or bonus award severance payment if paid as aforesaid, then payment of the salary continuation severance payment and bonus award severance payment shall be ordered so as to avoid the imposition of the excise tax, as follows: (i) as much of the bonus award severance payment as may be paid without the imposition of the excise tax shall be paid as aforesaid, and any remaining portion of the bonus award severance payment shall be paid upon the day following the six-month anniversary of the termination date; and (ii) if any installments of the salary continuation payment may be paid (in whole or in part) as aforesaid without the imposition of the excise tax, then such installments shall be paid as aforesaid, and the remaining installments shall commence upon the day following the six-month anniversary of the termination date, and the first installment paid upon the day following the six-month anniversary of the termination date shall include all portions of the salary continuation severance payment that would have been paid but for the application of Section 409A to the salary continuation severance payment.”

No other terms or conditions of your employment shall be deemed modified or amended by the execution of this letter.

Please confirm your agreement to the foregoing terms and conditions by signing this letter below and returning a copy to me by no later than May 7, 2007. A second copy of this letter is enclosed for your files.

Very truly yours,

DELTEK, INC.

/s/ James C. Reagan
By: James Reagan
Executive Vice President and Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Kevin T. Parker	May 7, 2007
Kevin Parker	Date